UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2010

PETROALGAE INC.

(Exact name of registrant as specified in charter)

Delaware	000-24836	33-0301060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 321-409-7500

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 4, 2010, PetroTech Holdings Corp. (“PetroTech Holdings”) funded $1,000,000.00 to PA LLC, PetroAlgae Inc.’s operating subsidiary. PA LLC intends to use the proceeds of the funding solely for working capital purposes.

The funding by PetroTech Holdings was evidenced by the execution by PA LLC of a secured term note in favor of PetroTech Holdings (the “Note”). The Note recognizes the obligation of PA LLC to pay PetroTech Holdings, on June 30, 2012 (the “Maturity Date”), the principal amount of $1,000,000, together with any accrued and unpaid interest. Interest payable on the outstanding principal amount of the Note (including all PIK Amounts (as defined below)) shall accrue at an annual rate equal to 12%. Interest shall be payable monthly in arrears commencing October 1, 2010. Any interest accrued and unpaid on an interest payment date (a “PIK Amount”) shall be added to the outstanding principal amount. PA LLC may pay any PIK Amount in cash on any interest payment date without any premium or penalty. All cash payments of PIK Amounts that may have been added to the principal amount of the Note would be then deducted from the principal amount.

PA LLC may prepay the entire Note by paying PetroTech Holdings the unpaid principal balance and accrued but unpaid interest through the date of redemption.

Following the occurrence and during the continuance of an event of default, PA LLC shall pay additional interest on the outstanding principal balance of the Note in an amount equal to 1% per month until such event of default is cured or waived. In addition, during the continuance of an event of default, PetroTech Holdings can declare the Note immediately due and payable.

The indebtedness evidenced by the Note is subject to the existing security and guaranty agreements by and among PetroAlgae Inc., PA LLC and PetroTech Holdings Corp.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: October 7, 2010	By:	/s/ David P. Szostak
	Name:	David P. Szostak
	Title:	Chief Financial Officer